Exhibit 99.1

Hainan Manaslu Acquisition Corp. Announces Separate Trading of its Ordinary Shares, Warrants and Rights, Commencing September 12, 2022

NEW YORK, Sept. 9, 2022 (GLOBE NEWSWIRE) -- Hainan Manaslu Acquisition Corp. (Nasdaq: HMACU) (the “Company”) today announced that, commencing September 12, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s ordinary shares, warrants and rights included in the units. Ordinary shares, warrants and rights that are separated will trade on the Nasdaq Global Market under the symbols “HMAC,” “HMACW” and “HMACR,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “HMACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares, warrants and rights.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT HAINAN MANASLU ACQUISITION CORP.

Hainan Manaslu Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination opportunity in any business, industry, sector or geographical location, the Company intends to focus on industries that complement its management team’s background, and to capitalize on the ability of its management team and advisor to identify and acquire a business. However, the Company will not consummate an initial business combination with an entity or business with China operations consolidated through a variable interest entity structure.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's initial public offering filed with the Securities and Exchange Commission (“SEC”). Copies of the Company’s registration statement and prospectus are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

CONTACT:

Hainan Manaslu Acquisition Corp.

B3406, 34F, West Tower, Block B Guorui Building, 11 Guoxing Avenue
Haikou, Hainan Province, People’s Republic of China 570203
Wenyi Shen, CFO
Tel: +86-898-65315786
Email: woody.shen@imanaslu.com